Exhibit 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL 60563 (630) 954-0400

FOR IMMEDIATE RELEASE:	January 12, 2015

Distinguished Economist Dr. Arthur B. Laffer to be Added to the Board of Directors of General

Employment Enterprises, Inc.

Naperville, IL, JANUARY 12, 2015 – General Employment Enterprises, Inc. (NYSE MKT: JOB) (“the Company” or “General Employment”) a provider of specialty staffing services today announced the addition of Dr. Arthur B. Laffer to the General Employment Board of Directors. He will serve as an outside independent director.

Dr. Arthur Laffer is the founder and chairman of Laffer Associates, an economic research and consulting firm. A former member of President Reagan’s Economic Policy Advisory Board during the 1980s, Dr. Laffer’s economic acumen and influence have earned him the distinction in many publications as “The Father of Supply-Side Economics”. He has served on several boards of directors of public and private companies, including staffing giant MPS Group, Inc., which was sold to Adecco Group for $1.3 billion in 2009. Dr. Laffer was previously a consultant to Secretary of the Treasury William Simon, Secretary of Defense Donald Rumsfeld, and Secretary of the Treasury George Shultz. In the early 1970s, Dr. Laffer was the first to hold the title of Chief Economist at the Office of Management and Budget (OMB) under Mr. Shultz.

Additionally, Dr. Laffer was formerly the Distinguished University Professor at Pepperdine University and a member of the Pepperdine Board of Directors. He also served as Charles B. Thornton Professor of Business Economics at the University of Southern California and as Associate Professor of Business Economics at the University of Chicago.

Laffer is credited with advancing the concept of supply-side economics when he drew a curve on the back of a napkin at a dinner meeting, showing that government tax receipts can sometimes increase when federal income tax rates are lowered. The Laffer Curve and supply–side economics served as the foundation for Reaganomics in the 1980s when Dr. Laffer served on the President’s Economic Policy Advisory Board from 1981 to 1989. Dr. Laffer has been recognized for his achievements in economics, having been featured in Time Magazine’s 1999 cover story, “The Century’s Greatest Minds”, for inventing the Laffer Curve, which Time deemed “one of a few of the advances that powered this extraordinary century”. Bloomberg BusinessWeek recently featured the Laffer Curve as part of “The 85 Most Disruptive Ideas in Our History”. A video is available on their website which features a re-creation of the famous drawing of the Laffer Curve with Donald Rumsfeld and Dick Cheney.

Dr. Laffer has received multiple awards for his economic work, including two Graham and Dodd Awards from the Financial Analyst Federation; the Distinguished Service Award by the National Association of Investment Clubs; the Adam Smith Award for his insights and contributions to the Wealth of Nations; and the Daniel Webster Award for public speaking by the International Platform Association. Dr. Laffer received a B.A. in economics from Yale University and an MBA and Ph.D. in economics from Stanford University.

Commenting on the appointment of Dr. Laffer, Andrew J. Norstrud, Chief Executive Officer (CEO) of the Company said, “We are extremely fortunate to have such an accomplished and distinguished addition to our board. His experience as a director, with corporate governance, and as an economist and financial expert will prove invaluable as we execute our growth strategy,” Norstrud added.

About General Employment Enterprises, Inc.

General Employment Enterprises, Inc. (the “Company”) was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893. The Company provides staffing services through a network of offices located in the United States. The Company operates in two industry segments, providing professional staffing services and solutions and light industrial staffing services through the names of General Employment, Ashley Ellis, Triad and Omni-One.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements. Such forward-looking statements often contain or are prefaced by words such as “will” and “expect”. As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2014, and in the Company’s other filings with the Securities and Exchange

Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

COMPANY:             General Employment Enterprises, Inc.

CONTACT:

Andrew J. Norstrud

Chief Executive Officer

Phone: (813) 803-8275

Fax: (630) 618-3774

andrew.norstrud@genp.com

John Nesbett/Jennifer Belodeau

Institutional Marketing Services (IMS)

Phone: 203.972.9200

jnesbett@institutionalms.com